AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 16th day of November, 2016, to the Fund Administration Servicing Agreement, dated as of April 6, 2011, as amended (the “Agreement”), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Green Square Equity Income Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Managed Portfolio Series:

Exhibit V, the Green Square Equity Income Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James R. Arnold	By: /s/ Michael R. McVoy

Printed Name: James R. Arnold	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit V to the Managed Portfolio Series Fund Administration Servicing Agreement
Name of Series Date Added
Green Square Equity Income Fund   on or after November 16, 2016

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at November, 2016

Domestic Equity and Balanced Funds

Annual Fee Based Upon Average Net Assets per Fund*
[…] basis points on the first $[…] million
[…] basis points on the next $[…] million
[…] basis points on the balance
Minimum Annual Fee: $[…] per fund

Additional fee of $[…] for each additional class and/or for a Controlled Foreign Corporation (CFC)
Additional fee of $[…] per manager/sub-advisor per fund
Tax Free Transfer In-Kind Cost Basis Tracking* – $[…] per sub-account per year

Services Included in Annual Fee Per Fund
Advisor Information Source – On-line access to portfolio management and compliance information.
Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
USBFS Legal Administration (e.g., registration statement update)
All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

$[…] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
$[…] – Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
$[…] – CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies,  Asset Backed, High Yield
$[…] – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
$[…] – Bank Loans
$[…] – Swaptions
$[…] – Credit Default Swaps
$[…] per Month Manual Security Pricing (>25per day)

Fair Value Services (Charged at the complex level)

 $[…] per security on the First 100 Securities
 $[…] per security on the Balance of Securities

Corporate Action and Factor Services (security paydown)

$[…] per Foreign Equity Security per Month
$[…] per Domestic Equity Security per Month
$[…] per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

$[…] per security per month for fund administrative data

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.
Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Exhibit V (continued) to the Managed Portfolio Series Fund Administration Servicing Agreement

Fund Administration & Compliance Portfolio Services
 Supplemental Services Fee Schedule at November, 2016

Daily Compliance Services

Base fee – $[…] per fund per year
Setup – $[…] per fund group

Section 18 Compliance Testing

$[…] set up fee per fund complex
$[…] per fund per month

Section 15(c) Reporting

▪	$[…] per fund per standard reporting package*
▪	Additional 15c reporting is subject to additional charges
*Standard reporting packages for annual 15(c) meeting
-	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
- Performance reporting package: Peer Comparison Report

Equity & Fixed Income Attribution Reporting

Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

BookMark Electronic Board Book Portal

USBFS will establish a central, secure portal for Board materials using a unique client board URL.
Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
Features password-protected, encrypted servers with automatic failover.
Training and ongoing system support.
Accessible from your smart phone or iPad.
Allows multiple users to access materials concurrently.
Searchable archive.
Ability to make personal comments.

Annual Fee per Trust
0 – 10 users – $[…]
10 – 20 users – $[…]
20 – 30 users – $[…]
30 – 40 users – $[…]

Additional Legal Administration Services

Subsequent new fund launch – $[…] per project
Subsequent new share class launch – $[…] per project
Multi-managed funds – as negotiated based upon specific requirements
Proxy – as negotiated based upon specific requirements

Exhibit V (continued) to the Managed Portfolio Series Fund Administration Servicing Agreement

Fund Chief Compliance Officer (CCO) Services Annual Fee Schedule at November, 2016

Chief Compliance Officer Annual Fees

▪	$[…] for the first fund (subject to Board approval)
▪	$[…] for each additional fund (subject to change based on Board review and approval)
▪	$[…] per sub-advisor per fund
▪	Per advisor relationship, and subject to change based upon board review and approval.

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit V.

Green Square Capital Asset Management, LLC

By: /s/ Richard Finch

Printed Name:  Richard Finch

Title: President and CCO                               Date: 11/22/2016